Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to our firm under the caption “Experts” and to the incorporation by reference in this Registration Statement (Form S-3) and the related Prospectus of Inergy, L.P. and Inergy Finance Corp. for the registration of $1,500,000,000 of Common Units, Partnership Securities, and Debt Securities of our report dated June 16, 2010, except for the second and third paragraphs of Note 9 as to which the date is September 6, 2010, with respect to the audit of the balance sheet of Tres Palacios Gas Storage LLC as of December 31, 2009 and the related statements of operations, member’s equity, and cash flow for the year then ended, which report appears on Form 8-K of Inergy, L.P. dated September 7, 2010.

/s/ Rothstein, Kass & Company, P.C.

Roseland, New Jersey

February 16, 2011